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                                CONSECO, INC. AND
                                  SUBSIDIARIES

                                  Exhibit 12.1
                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)


                                                                   Six Months Ended June 30,                 Year Ended December 31,
                                                    ----------------------------------------------------     ---------------------
                                                     1991       1992        1993       1994       1995        1995            1996
                                                    ------     ------      ------      ------     ------     ------          -----
Pretax income from operations:
   Net income....................................   $116.0       $169.5   $ 297.0      $150.4   $  220.4      $124.3        $ 96.4
   Add income tax expense........................     78.2        124.6     223.1       111.0       87.0        13.2          84.3
   Add extraordinary charge on
     extinguishment of debt......................      5.0          5.3      11.9         4.0        2.1         -            17.4
   Add minority interest.........................     24.0         30.6      78.2        59.0      109.0        64.8          23.4
   Less equity in undistributed
     earnings of CCP Insurance, Inc..............      -          (15.8)    (36.6)      (23.8)        -          -              -
   Less equity in undistributed
     earnings of Western National Corp...........      -            -          -        (37.2)        -          -              -
   Less equity in undistributed
     earnings of Life Re.........................     (9.3)       (11.3)       -           -          -          -              -
                                                    ------      -------  --------      ------    -------      ------        ------

         Pretax income...........................    213.9        302.9     573.6       263.4      418.5       202.3         221.5
                                                    ------      -------  --------      ------    -------      ------        ------

Add fixed charges:
   Interest expense on annuities and financial
      products...................................    576.7        506.8     408.5       134.7      585.4       282.5         289.7
   Interest expense on long-term debt,
     including amortization......................     69.9         46.2      58.0        59.3      119.4        52.4          54.2
   Interest expense on investment borrowings.....     17.1          8.8      10.6         7.7       22.2        13.5           8.6
   Other  .......................................       .4           .8        .6          .9        1.0          .5            .5
   Portion of rental(1)..........................      1.2          2.0       3.9         6.2        6.9         3.4           3.6
                                                    ------      -------  --------      ------    -------      ------        ------

       Fixed charges.............................    665.3        564.6     481.6       208.8      734.9       352.3         356.6
                                                    ------      -------  --------      ------    -------      ------        ------

       Adjusted earnings.........................   $879.2       $867.5  $1,055.2      $472.2   $1,153.4      $554.6        $578.1
                                                    ======       ======  ========      ======   ========      ======        ======

       Ratio of earnings to fixed charges........    1.32X        1.54X     2.19X       2.26X      1.57X       1.57X         1.62X
                                                     =====        =====     =====       =====      =====       =====         =====

       Ratio of earnings to fixed charges,
         excluding interest on annuities and
         financial products .....................    3.41X        6.24X     8.85X       4.55X      3.80X       3.90X         4.31X
                                                     =====        =====     =====       =====      =====       =====         =====

   Fixed charges.................................   $665.3       $564.6    $481.6      $208.8     $734.9      $352.3        $356.6
   Add dividends on preferred stock (multiplied
     by the rate of pretax income to income
     before minority interest and extraordinary
     charge).....................................     12.7         13.1      34.6        28.3       36.0        15.2          36.0
                                                    ------       ------    ------      ------     ------      ------        ------

         Adjusted fixed charges..................   $678.0       $577.7  $  516.2      $237.1  $   770.9      $367.5        $392.6
                                                    ======       ======  ========      ======  =========      ======        ======

         Adjusted earnings.......................   $879.2       $867.5  $1,055.2      $472.2   $1,153.4      $554.6        $578.1
                                                    ======       ======  ========      ======   ========      ======        ======

         Ratio of earnings to fixed
           charges and preferred dividends.......    1.30X        1.50X     2.04X       1.99X      1.50X       1.51X         1.47X
                                                     =====        =====     =====       =====      =====       =====         =====

         Ratio of earnings to fixed charges
           and preferred dividends, excluding
           interest on annuities and financial
           products..............................    2.99X        5.09X     6.00X       3.30X      3.06X       3.20X         2.80X
                                                     =====        =====     =====       =====      =====       =====         =====

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    (1)  Interest portion of rental is assumed to be 33 percent.